Exhibit 99.1  Press release of the Registrant dated July 8, 1998.


Corporate Contact:       Investor Contact:         Media Contact:
Qwest Communications     Qwest Communications      Alexander Communications
Diane Reberger           Lee Wolfe                 Alison Schwartz
(303) 992-1662           (800) 567-7296            (303) 615-5070 x128
dreberge@qwest.net       lwolfe@qwest.net          aschwart@alexandercom.com
http://www.qwest.net     http://www.qwest.net      http://www.alexander-pr.com

QWEST HOSTS FIRST MAJOR INVESTMENT COMMUNITY MEETING

Second Quarter Results in Line with Analysts' Expectations;
Merger Synergies Improved and Purchase Accounting Amounts Determined

DENVER, July 8, 1998 - Qwest Communications International, Inc. is hosting its first major investment community meeting today in New York City. Qwest's strategic direction, operational plans and status of integration activities related to the merger with LCI International will be the primary areas of focus at the meeting. In addition, the company will announce it anticipates that second quarter earnings will meet analysts' expectations.

"It has been a year since Qwest had its initial public offering, and we are looking forward to updating and informing the financial community on the exciting progress of the company," said Robert S. Woodruff, executive vice president, Finance and CFO of Qwest. "Our business plan is on track, the integration of LCI is proceeding well, and we expect to comfortably meet analysts' expectations for the second quarter."

A consensus of reports from financial analysts estimates second quarter revenues of approximately $370 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $17 million, based on applying purchase accounting. Qwest expects the second quarter results to be in line with these expectations. Under purchase accounting, the second quarter results will reflect the full three months of Qwest operations and one month of LCI operations. The final quarterly results are expected to be released July 27, 1998.

Synergies from the merger with LCI International are expected to be better than earlier projections. Qwest previously estimated cumulative 1998 through 2001 revenue synergies of $227 million, $1.16 billion of cost synergies, and $288 million in capital synergies. Today, Qwest will report revenue synergies are now estimated to exceed $300 million, resulting in EBITDA benefits in excess of $105 million; cost synergies are in line with previous estimates; and capital synergies are now expected to exceed $600 million. Of these cumulative synergies, $75 million of operating synergies (revenue contribution and cost savings) and $70 million of capital synergies are expected to be reflected in 1998 results.

The LCI merger, which closed on June 5, 1998, is being accounted for using purchase accounting and will reflect a purchased research and development (R&D) write-off in the range of $800 to $850 million in the second quarter, including a charge for purchased R&D for EUnet International, a leading European data company. The EUnet acquisition closed on April 14, 1998. Additionally, up to $50 million of other one-time merger-related charges will be booked in the quarter bringing total one-time charges for the second quarter related to acquisitions to $850 to $900 million. As a result of the four acquisitions that have closed through the second quarter of 1998, Qwest will amortize $250 million in developed technology over 10 years and $3.5 to $3.6 billion in goodwill over approximately 40 years.

The Qwest Macro Capacity Fiber Network
Qwest's planned domestic 18,449 mile network will serve over 130 cities, which represent approximately 80 percent of the data and voice traffic originating in the United States, upon its scheduled completion in the second quarter of 1999. To date, approximately 8,800 miles of the Qwest Macro Capacity Fiber Network are activated, including the transcontinental segment that extends from Los Angeles to Sacramento and across to New York. Qwest is also extending its network 1,400 miles into Mexico with completion slated for late 1998 and has transatlantic capacity to serve Europe.

The Qwest Macro Capacity Fiber network is designed with a highly reliable and secure bi-directional, line switching OC-192 SONET ring architecture. Upon completion, the network will offer a self-healing system that provides the ultimate security and reliability by allowing instantaneous rerouting in the event of a fiber cut.

About Qwest
Qwest Communications International Inc. (NASDAQ: QWST) is a multimedia communications company and one of the fastest growing companies in America today. Headquartered in Denver, Colorado, Qwest has approximately 6,000 employees and over 80 sales offices worldwide. With its world-class data and multimedia network, marketing expertise, and customer care and billing systems, Qwest is delivering high-quality data, video and voice connectivity securely and reliably to customers around the world. Further information is available at www.qwest.net.

# # #

This release contains or refers to forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that include, among others, (i) statements by Qwest concerning the benefits expected to result from certain transactions, including, without limitation, synergies in the form of increased revenues, decreased expenses and avoided expenses and expenditures that are expected to be realized by Qwest after the closing of such transactions, (ii) Qwest's plans to complete the Qwest Macro Capacity Fiber Network and (iii) other statements by Qwest of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. Qwest cautions the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, in documents filed with Securities and Exchange Commission. The most important factors that could prevent Qwest from achieving its stated goals include, but are not limited to, (a) failure by Qwest to manage effectively, cost efficiently and on a timely basis the construction of the Qwest Network route segments, (b) failure by Qwest to enter into additional customer contracts to sell dark fiber or provide high-volume capacity and otherwise expand its telecommunications customer base on the Qwest Network, (c) failure by Qwest to obtain and maintain all necessary rights-of-way, (d) intense competition in Qwest's carrier services and commercial services markets, (e) the potential for rapid and significant changes in technology and their effect on Qwest's operations, (f) operating and financial risks related to managing rapid growth and integrating acquired businesses, (g) adverse changes in the regulatory environment, and (h) failure by Qwest to integrate the respective operations of Qwest and certain acquired businesses or to achieve the synergies expected from certain transactions. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Qwest or persons acting on its behalf. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.